Exhibit 99.3

4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
NYSE symbol: PEB
www.pebblebrookhotels.com

Pebblebrook Hotel Trust Announces Exercise In Full of Underwriters’ Over-allotment Option and Subsequent Closing of Public Offering of 1.75% Convertible Senior Notes Due 2026

Bethesda, MD, December 15, 2020 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has closed its previously announced underwritten public offering of $500,000,000 aggregate principal amount of its 1.75% Convertible Senior Notes due 2026 (the “Notes”), including $50,000,000 aggregate principal amount of Notes sold pursuant to the exercise in full of the underwriters’ over-allotment option to purchase additional Notes.

The Notes are the Company's senior unsecured obligations and rank equally with all of its existing and future unsecured debt that is not subordinated, senior to any future subordinated debt and junior to all existing and future debt and preferred equity of the Company’s subsidiaries. The Notes pay interest semiannually at a rate of 1.75% per annum and will mature on December 15, 2026. The Notes have an initial conversion rate of 39.2549 per $1,000 principal amount of the Notes (equivalent to a conversion price of approximately $25.47 per common share of the Company (“Common Shares”) and a conversion premium of approximately 35.0% based on the closing price of $18.87 per Common Share on December 10, 2020). The initial conversion rate of the Notes is subject to adjustment upon the occurrence of certain events, but will not be adjusted for any accrued and unpaid interest. Prior to June 15, 2026, the Notes are convertible only upon certain circumstances and during certain periods, and thereafter will be convertible at any time prior to the close of business on the second scheduled trading day prior to maturity of the Notes. Upon conversion, holders will receive cash, Common Shares or a combination thereof at the Company's election.

In connection with the pricing of the Notes, the Company entered into privately negotiated capped call transactions with certain of the underwriters or their respective affiliates and other financial institutions (the “Option Counterparties”). The capped call transactions cover, subject to customary adjustments, the number of Common Shares underlying the Notes. The capped call transactions are generally expected to reduce the potential dilution to Common Shares upon any conversion of the Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of such converted Notes, as the case may be, with such reduction and/or offset subject to a cap. The cap price of the capped call transactions was initially approximately $33.0225, which represents a premium of approximately 75.0% over the last reported sale price of Common Shares on the New York Stock Exchange on December 10, 2020, and is subject to certain adjustments under the terms of the capped call transactions.

The Option Counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Common Shares and/or purchasing or selling Common Shares or other securities of the Company in secondary market transactions prior to the maturity of the Notes (and are likely to do so following any conversion, repurchase, or redemption of the Notes, to the extent the Company exercises the relevant election under the capped call transactions). This activity could also cause or avoid an increase or a decrease in the market price of Common Shares or the Notes, which could affect the ability of holders to convert the Notes. To the extent the activity occurs during any observation period related to a conversion of the Notes, it could also affect the number of Common Shares and value of the consideration that holders will receive upon conversion of the Notes.

The Company used a portion of the net proceeds from the offering of the Notes to pay the cost of the capped call transactions, including the additional capped call transactions the Company entered into pursuant to the exercise in full of the underwriters’ over-allotment option to purchase additional Notes. The Company contributed the remainder of the net proceeds to its operating partnership. The operating partnership will use the net proceeds to reduce amounts outstanding under the Company’s senior unsecured revolving credit facility and unsecured term loans.

BofA Securities and Raymond James acted as the joint book-running managers of the offering. Truist Securities, US Bancorp, PNC Capital Markets LLC and Regions Securities LLC acted as the co-lead managers of the offering. Capital One Securities, BMO Capital Markets, Scotiabank, SMBC Nikko, TD Securities and BBVA acted as the co-managers of the offering.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and a leading owner of urban and resort lifestyle hotels in the United States. The Company owns 53 hotels, totaling approximately 13,200 guest rooms across 14 urban and resort markets with a focus on the west coast gateway cities.

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Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330